Exhibit 10.13

SHOPPERS CHARGE ACCOUNTS CO.

PRIVATE LABEL CREDIT CARD AGREEMENT

THIS AGREEMENT is made effective this 30th day of October, 2006 by and between Shoppers Charge Accounts Co., a division of TD Banknorth, N.A., having an office at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 (“SCA”), and New Colorado Prime Holdings, Inc., D/B/A Colorado Prime Foods and DineWise, having its principal office at 500 Bi-County Boulevard, Farmingdale, New York 11735 (“Merchant”).

Recitals

WHEREAS, SCA is in the business of providing private label credit card programs to retailers and their customers (the “Program”), and in connection therewith lends to such customers to finance their purchases of goods, merchandise and services sold by such retailers; and

WHEREAS Merchant is in the business of selling goods, merchandise and services, and seeks to sell certain of such goods, merchandise and services on credit to its retail customers pursuant to the Program.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1. The Program; SCA’s Obligations.

(a) SCA will establish the Program for Merchant and provide the Program to Merchant’s retail customers in order to finance purchases of Merchant’s goods, merchandise and services by Program customers. In connection therewith, SCA shall lend to qualifying Program customers under a revolving line of credit agreement (“Credit Card Account”). Said qualifications will be established by SCA from time to time in its sole discretion. All Credit Card Accounts are revolving lines of credit, meaning that the customer is able to make payments and draw against the line of credit to make additional authorized purchases from Merchant from time to time while the Account is open and valid.

(b) SCA shall provide to Merchant application materials in such amounts as are necessary to operate the Program. Applications shall be on forms and pursuant to guidelines approved by SCA in its sole discretion.

(c) SCA shall produce and distribute to approved card applicants private label credit cards, the standard offering of which is a two-color process card; should the Merchant desire a more elaborate design (subject to approval by SCA in its sole discretion), SCA reserves the right to pass the cost differential on to the Merchant, but Merchant will be so advised prior to a production order being placed.

(d) SCA shall make all credit analyses and determinations with respect to credit applications for Credit Card Accounts in its sole discretion.

(e) SCA shall take commercially reasonable actions necessary or appropriate to assure that all aspects of the Program, including, without limitation, application forms, change in terms notices, account agreements, billing statements and servicing and collection procedures, are in material compliance with all applicable laws, rules and regulations, including, without limitation, the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Credit Billing Act, the federal Gramm-Leach-Bliley Act and federal regulations concerning the privacy of customer information, and federal Guidelines for Safeguarding Customer Information.

(f) SCA shall provide Merchant with reports reflecting number of new account and balance volumes, as well as any additional reports reasonably requested by Merchant, provided that such reports are permitted under applicable law including, without limitation, the Gramm-Leach-Bliley Act and federal Regulation P. All such reports will be in a format reasonably acceptable to Merchant.

(g) SCA shall pay all postage costs associated with the administration of the Program.

(h) SCA will provide for the inclusion of statement inserts provided by the Merchant, provided that (i) SCA receives such inserts ten (10) business days before statement production, and (ii) SCA approves the content of such statements in its sole discretion. In the event that the statement insert causes the weight of the statement mailing to exceed one (1) ounce, Merchant shall be responsible for payment of all excess postage.

2. Processing Fee.

(a) SCA agrees to advance funds to Program customers in accordance with the terms of their Credit Card Account agreements to finance the purchase of goods, merchandise and services from Merchant, provided such purchases are evidenced by sales slips (“Sales Slips”) processed by Merchant in accordance with procedures established or to be established by SCA and provided to Merchant. For each such purchase, SCA shall fund to Merchant an amount equal to the face amount of the Sales Slip, minus a Processing Fee to be determined as follows:

(i) one and three quarters percent (1.75%) of the purchase amount for "Standard" purchases (customers are permitted additional, authorized purchases to be charged on the Credit Card Account with minimum/fluctuating payment amounts due monthly based on the outstanding balance);

(ii) one and ninety-five hundredths percent (1.95%) of the purchase amount for “Promotional Three Equal Payment” purchases (customers are required to pay three equal minimum monthly payments with retroactive finance charges assessed to date of purchase if the original purchase amount is not paid in full by the end of the promotional period);

(iii) two percent (2.00%) of the purchase amount for “Promotional Four Equal Payment” purchases (customers are required to pay four equal minimum monthly payments with retroactive finance charges assessed to date of purchase if the original purchase amount is not paid in full by the end of the promotional period);

(iv)  three and one-half percent (3.50%) of the purchase amount for “Promotional Six Equal Payment” purchases (customers are required to pay six equal minimum monthly payments with retroactive finance charges assessed to date of purchase if the original purchase amount is not paid in full by the end of the promotional period);

(v) five percent (5.00%) of the purchase amount for “Promotional Eight Equal Payment” purchases (customers are required to pay eight equal minimum monthly payments with retroactive finance charges assessed to date of purchase if the original purchase amount is not paid in full by the end of the promotional period);

(vi)  one percent (1.00%) of the purchase amount for “Promotional Three Equal Payment” purchases (customers are required to pay three equal minimum monthly payments and will pay finance charges at the rate of 15% APR on the unpaid balance each month, using the average daily balance method of finance charge calculation);

(vii) one and one half percent (1.50%) of the purchase amount for “Promotional Four Equal Payment” purchases (customers are required to pay four equal minimum monthly payments and will pay finance charges at the rate of 15% APR on the unpaid balance each month, using the average daily balance method of finance charge calculation);

(viii) one and eight-tenths percent (1.80%) of the purchase amount for “Promotional Six Equal Payment” purchases (customers are required to pay six equal minimum monthly payments and will pay finance charges at the rate of 15% APR on the unpaid balance each month, using the average daily balance method of finance charge calculation); and

(ix) two and five-eighths percent (2.625%) of the purchase amount for “Promotional Eight Equal Payment” purchases (customers are required to pay eight equal minimum monthly payments and will pay finance charges at the rate of 15% APR on the unpaid balance each month, using the average daily balance method of finance charge calculation).

  (b) SCA and Merchant shall agree in writing to any additions to the promotions listed in Section 2(a) above before any such other promotions are offered to customers. The choice of which promotion to offer to an individual customer will be at the option of Merchant, provided however that SCA reserves the right, in its sole discretion, to make changes to any terms with reasonable notice to the Merchant and customers prior to any change taking effect.

3. Merchant Representations and Warranties and Covenants.

(a) The Merchant represents and warrants that all sales financed by SCA are true sales of deliverable and merchantable goods or of services actually performed and provided by Merchant, including shipping and handling charges, applicable taxes and other fees imposed by Merchant, and that there are no defenses, credits, set-offs, deductions or counterclaims of which Merchant is aware, assertable now or in the future against the same, by customers or third parties and that Merchant owns such goods and proceeds, free and clear of any liens and that the related Sales Slips are genuine, valid and subsisting and are free and clear of all liens and encumbrances. Should Merchant be deemed to have breached this Agreement and the above stated warranty, then in that event Merchant agrees to indemnify SCA for any loss sustained by SCA.

(b)  The Merchant represents and warrants that it shall take all actions necessary or appropriate to assure that all aspects of the Program within its control, including, without limitation, the taking of applications, communications with applicants and Program customers, and the processing of Sales Slips are in compliance with all Program policies and procedures established by SCA and all applicable laws, rules and regulations, including, without limitation, the federal Equal Credit Opportunity Act, and federal Guidelines for Safeguarding Customer Information.

(c)  It is understood that SCA will be the owner of all Credit Card Accounts and related receivables and, if its ownership is ever called into question, SCA has a security interest in the goods and merchandise purchased, which security interest, if any, Merchant hereby grants to SCA. Merchant authorizes SCA to take any and all action necessary to perfect this security interest. Merchant agrees to maintain for a period of six (6) years electronic files and paper Sales Slips containing details of all sales transactions under the Credit Card Accounts and transmitted to SCA electronically. Merchant agrees to permit a representative of SCA to audit such records of Sales Slips during business hours and at such time as shall be mutually convenient for all parties. Merchant further agrees, either as a result of a request made by SCA or a request directly made by the holder of a Credit Card Account, that Merchant will provide such information regarding prior sales as may be required in order to comply with the Fair Credit Billing Act, and that SCA may, at any time and its sole discretion, require that Merchant submit hard copies of all Sales Slips and other sales documents to SCA in addition to electronic transmission.

(d)  It is understood that this Agreement covers future advances and after acquired property with regard to the Credit Card Accounts, and SCA, as the Secured Party under this Agreement, has the right to make future advances which will be secured under this Agreement and any Uniform Commercial Code filings made in accordance with this Agreement.

(e) For face to face credit card applications, Merchant agrees that it will obtain two (2) pieces of acceptable and valid identification documents as set forth in the Acceptable Identification Documentation list provided by SCA, as amended from time to time, when processing an application with SCA. Merchant further agrees that it will accurately record the type and required information from said acceptable and valid identification, and that it will not process an application where such identification appears to be fraudulent or has expired. Additionally, Merchant agrees to review and compare the photographs and signatures that appear on such acceptable and valid identification to ensure that they are similar in appearance to the applicant’s appearance and applicant’s signature on the application.

Additionally, Merchant agrees to the following procedure for telephone credit card applications:

•	Record all phones calls
•	Verify applicants name, street address, city, state and date of birth
•	Obtain applicants social security number

(f) For face to face credit applications, Merchant agrees that it will store all completed customer applications, both approved and declined, in a secure location until such time as the applications are forwarded to SCA, said forwarding to take place no less frequently than once per month.

(g) Merchant consents to SCA personnel monitoring and/or recording telephone conversations between Merchant and SCA personnel in order to evaluate the quality of SCA’s services.

4. Accounts Non-Recourse. SCA agrees that it will bear any and all losses sustained on Credit Card Accounts and will not have any recourse against Merchant, except that SCA may chargeback to Merchant any transaction generated under Credit Card Accounts which SCA reasonably deems to be uncollectible as a result of unresolved customer disputes, improper sales floor procedures, or a breach of Merchant’s representations and warranties under this Agreement (“Chargeback”).

Improper Sales Floor procedures include, but are not limited to:

(i)	the Sales Slip and Application are not completed per SCA guidelines.
(ii)  the Sales Slip is a duplicate of a transaction previously paid.
(iii) the price of the goods or services shown on the Sales Slip differs from the amount shown on the receipt delivered to the Cardholder at the time of the transaction.
(iv)  Merchant did not obtain authorization from SCA for the transaction represented by the Sales Slip.
(v)  SCA determines that Merchant has violated or not complied with any term, condition, covenant, warranty, or other provision of this Agreement or any other agreement between the parties, or any of SCA’s procedures, in connection with the Sales Slip or the transaction to which it relates.
(vi)  SCA determines that the Sales Slip is fraudulent or that the related transaction is not a bona fide transaction in Merchant’s ordinary course of business, or is subject to any claim of illegality, cancellation, rescission, avoidance, or offset for any reason whatsoever, including without limitation negligence, fraud, or dishonesty on the part of Merchant or any of its agents or employees.
(viii) SCA did not receive an Application as required.
(ix)  SCA did not receive a copy of the Sales Slip as required.
(x)  the Sales Slip is submitted prior to acceptance of merchandise by the Customer.

(xi) merchandise is shipped to an address other than the billing address and the Cardholder disputes delivery of the merchandise.
(xii) merchandise valued in excess of $1,000 is shipped or delivered without requiring and securing a signed receipt from Customer and the Cardholder disputes delivery of the merchandise.

Unresolved customer disputes include, but are not limited to:

(i)  Cardholder claims that they have not been satisfied with a purchase or service that emanated from the Merchant.
(ii)  the Cardholder disputes the execution of the Sales Slip, or the sale, delivery, quality, or performance of the goods or services.
(iii)  the Cardholder contends that it did not authorize the transaction represented by the Sales Slip or did not authorize the transaction in the amount shown on the Sales Slip.
(iv)  the Cardholder alleges that a credit adjustment was requested within the parameters of Merchant’s documentable return policies and refused, or that a credit adjustment was issued by Merchant but SCA did not receive the credit.

Merchant shall be fully responsible for Chargebacks upon SCA’s determination and notice pursuant to Section 5 hereof.

5. Calculation of Chargebacks. SCA may determine at any time in its sole reasonable opinion that a transaction should be classified as a Chargeback. Upon appropriate notice from SCA that a transaction is a Chargeback, Merchant shall pay SCA the amount of the Sales Slip plus all added fees including, but not limited to, finance charges, late fees, NSF fees and the like, less any amounts received by SCA on account of such transaction, and Merchant shall thereafter own such Chargeback, and, as such, shall be entitled to pursue any collection efforts the Merchant deems necessary and appropriate, with any subsequent recoveries as a result of said collection efforts being the sole property of the Merchant.

6. Payments for Chargebacks. Payment to SCA in accordance with Sections 4 and 5 herein shall be made by deduction against monies due from SCA to Merchant under this Agreement. Any balance which may be still due and owing to SCA after accounting for such set-off shall be immediately payable by Merchant.

7. SCA Authority regarding Chargebacks. In the event Merchant fails to make prompt payment pursuant to the demand of SCA, as provided in Sections 4, 5 and 6 herein, SCA shall have the right to litigate, extend the time of payment, compromise or settle any Chargebacks, or to set-off any amounts owed to SCA pursuant to Section 8 herein. Any such action by SCA shall not be deemed to be a waiver of any rights of SCA against Merchant.

8. Reserve. In addition to the agreed rates of discount set forth in Section 2 hereof, and pursuant to the Merchant’s Chargeback obligations as defined in Sections 4, 5 and 6 hereof, SCA shall deduct from the amount of the Sales Slips of current Credit Card Accounts in the ordinary course of business an additional sum of one half percent (0.50%) (the “Reserve”) which

SCA shall hold cumulatively. It is further agreed that SCA shall reconcile said Reserve to an amount equal to three percent (3.00%) of the outstanding Credit Card Account balances then being owned by SCA, at the end of each calendar quarter and such Reserve account shall not be diminished below three percent (3.00%) of such balances. In the event that there exists an overage in the Reserve at the point(s) of reconciliation, SCA will return to the Merchant, after deducting any sum that may be due SCA from said Reserves, the excess thereof, if any. In the event that there is a deficit in the Reserve at the point(s) of reconciliation, the Merchant shall remit the amount of said deficit to SCA immediately upon notification. Within 15 days of each calendar quarter, SCA will pay the Merchant interest on the Reserve at a rate that is one percent (1.00%) below the domestic Prime Rate as published in The Wall Street Journal on Friday of each full calendar week.

SCA will hold the Reserve for as long as the Program is ongoing. In the event that the Program is terminated for any reason by either party as provided for herein, SCA will continue to hold the Reserve until such time as the aggregate outstanding balance of all Credit Card Accounts is zero. SCA may, at its sole option, return the Reserve in partial settlements, refunding to the Merchant any excess in the Reserve above the actual total amount of outstanding Credit Card Accounts after termination of this Agreement.

9. SCA Right of Set-Off and Collateral Security. Merchant hereby grants to SCA the right of set-off. SCA may apply any monies due and owing to Merchant, or any monies in its possession belonging to Merchant, against monies which become due and owing to SCA by Merchant pursuant to any of the provisions of this Agreement. Merchant hereby grants to SCA a contractual possessory security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to SCA all Merchant’s right, title and interest in and to, all deposit accounts Merchant may open in the future at TD Banknorth, N.A.

10. Handling of Customer Payments.

(a) In connection with the Program, SCA will send monthly billing statements to the account holder(s), which statements will contain an envelope addressed to SCA’s lockbox. However, in the event that Merchant receives any payments on Credit Card Accounts, it will promptly forward such payments to SCA in the form received (or by check covering multiple payments), or it shall electronically advise SCA of the receipt thereof. If a notification of payments is transmitted electronically to SCA, SCA shall deduct the total amount of said payments from monies owed to Merchant. In the event that the total amount of said payments exceeds monies owed to Merchant, then, in that case, Merchant shall make payment to SCA within five (5) days after notification that such a situation exists. Even if a Credit Card Account holder’s payment check is made payable to the order of Merchant, Merchant acknowledges that it holds such funds solely for the benefit of SCA. Merchant assumes all risk of loss of said funds while in Merchant’s possession and in transit to SCA. In the event that Merchant fails to pay such amount to SCA, then SCA may, at its discretion exercise any and all rights of set-off provided for herein.

(b) Merchant irrevocably constitutes and appoints SCA, a division of TD Banknorth, N.A. as its attorney-in-fact to endorse the name of Merchant on any payments received by SCA on Credit Card Accounts. In the event that there are filings on Merchant’s behalf of any forms and documents required by the Uniform Commercial Code, Merchant agrees that it will sign said forms and documents on a timely basis, or will instead allow SCA to sign said forms and documents on its behalf.

11. Returns. Merchant may, in its sole discretion, accept returns of products under a Credit Card Account and shall advise SCA within twenty-four (24) hours of granting any such return. Thereupon, SCA will credit the appropriate Credit Card Account for the charge imposed for such returned products. SCA may deduct the amount paid to Merchant for the purchases of such returned goods or merchandise from other monies, if any, due Merchant. If there are no monies due from SCA to Merchant, then in that event Merchant shall forthwith upon notice pay such amount to SCA. In the event that Merchant fails to pay such amount to SCA, then SCA may, at its discretion exercise any and all rights of set-off provided for herein. Merchant acknowledges that it does not have the right to make any adjustments to Credit Card Accounts with respect to any fees or charges imposed by SCA.

12. Settlement. Settlement of monies due the Merchant for Sales Slips transmitted to SCA shall be made on a daily basis, Monday through Friday, not later than twenty-four (24) hours after the file is received by SCA, except if the file is received after 3 PM (Eastern Time) or if one of those days is a national holiday, in which case settlement will be made on the following business day. Settlement will be transmitted electronically through the Automated Clearing House to the Merchant’s designated account or another method if mutually agreed to by both parties.

13. Restrictions on Competitor Financing. Merchant agrees, during the term of this Agreement, that it will not provide or arrange for any other competing retail private label credit card charge program. It is understood that this Section shall not be deemed to include universal credit card plans such as, but not limited to, Visa, MasterCard, American Express, Diners Club, Carte Blanche and Discover Card.

14. Submission of Financial Statements. Merchant agrees to provide SCA with copies of its annual financial statements and annual reports within one hundred-eighty (180) days after each fiscal year end. Filing with the Securities and Exchange Commission is deemed delivery.

15. Merchant Default. Merchant shall be in default under this Agreement (“Merchant Default”) if: (a) a petition in bankruptcy is filed by or against Merchant and is not dismissed within sixty (60) days; (b) Merchant makes or offers to make an assignment or compromise for the benefit of its creditors; (c) Merchant ceases to do business as a going concern (unless cessation is the result of Merchant being acquired by another entity that will be continuing the business); (d) a receiver or trustee of Merchant’s assets is appointed; (e) Merchant fails to forward any payments on Accounts it receives as provided for in this Agreement; or (f) Merchant materially breaches any obligation under this Agreement and fails to cure such breach within ten (10) days after written notice from SCA specifying the nature of such breach, or if said breach is of such nature that cannot be cured within ten (10) days, Merchant fails to commence actions and diligently work toward effecting a cure to SCA’s satisfaction, determined in SCA’s sole discretion.

16. Term of Agreement. Either party may terminate this Agreement immediately upon the occurrence of an event of default by the other party. Unless either party terminates this Agreement upon a default by the other party, this Agreement shall remain in effect through December 2, 2007 (“Present Term”) and will automatically renew for an additional year at the end of the Present Term and each subsequent anniversary unless either party has given written notice of non-renewal at least ninety (90) days prior to the renewal date. Subject to Section 15, upon termination of this Agreement for any reason, including as a result of either SCA or Merchant ceasing to do business, the obligations of both parties, including without limitation the obligations under Section 4, shall continue with respect to all Credit Card Account balances arising during the life of this Agreement.

17.	Confidential Information.

Notwithstanding anything to the contrary contained in section 17, it is expressly understood that merchant may use Cardholders personal information in the course of conducting it's day to day business requirement. Such use includes but is not limited to: (a) sharing information with any third party for the purpose of building a marketing or shared coop database, (b) List exchanges, (C) List brokerage or list sale. It is further understood that Merchant shall not disclose any personal financial information, including social security numbers, account balances, or any other credit related confidential information.

(a) Except as required by law, court of competent jurisdiction or regulatory body, SCA and Merchant shall keep strictly confidential and shall not disclose, copy or use any Confidential Information, except to implement the provisions of this Agreement. “Confidential Information” shall mean the following: (a) Cardholder names, account balances, addresses and any non-public personal information of customers as defined under federal Regulation P; (b) information regarding the Program, and SCA’s customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, product applications and technical processes; and (c) information disclosed by the parties in writing or machine readable form and the writing or machine readable form has been marked "Proprietary," "Confidential," or in any similar manner which gives notice of its confidential nature. It is understood that the aforesaid will in no way limit SCA from providing such information as is required relating to the customers, their balances and their addresses, in order for SCA to provide the appropriate credit and collection analysis and services as are required of it under this Agreement, including, but not limited to, submitting customer names, addresses and balances to credit bureaus for credit and collection purposes, and the like. Confidential Information may be disclosed pursuant to a subpoena issued by any court or government agency, and may also be disclosed to any governmental agency or regulators of TD Banknorth, N.A. Nothing in this Section 17 shall preclude SCA from disclosing Confidential Information to any state or federal body or agency with regulatory authority over TD Banknorth, N.A. or Merchant.

(b) Without limiting the foregoing, Merchant agrees as follows: All capitalized terms used in this subsection and not otherwise defined shall have the meanings set forth in the Office of the Comptroller of the Currency’s “Privacy of Consumer Financial Information” Regulation (12 C.F.R. Part 40), as amended from time to time (the “Privacy Regulation”), and the “Interagency Guidelines Establishing Standards for Safeguarding Customer Information” (12 C.F.R. Part 30), as amended from time to time (the “Safeguarding Guidelines”), issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.). Merchant acknowledges that the Privacy Regulation and Safeguarding Guidelines govern the use, disclosure, privacy and security of Nonpublic Personal Information about consumers. Merchant hereby represents and warrants with respect to any Nonpublic Personal Information obtained by Merchant in connection with this Agreement that it shall:

(i) Comply with the terms and provisions of the Privacy Regulation, including, without limitation, the provisions regarding the sharing of Nonpublic Personal Information (as defined in the Privacy Regulation);

(ii) Comply with the terms and provisions of the Safeguarding Guidelines, including, without limitation, adopting, implementing and maintaining written policies and procedures to (A) ensure the security and confidentiality of Nonpublic Personal Information; (B) protect against any anticipated threats or hazards to the security or integrity of the Nonpublic Personal Information; and (C) protect against unauthorized access to or use of the Nonpublic Personal Information that could result in substantial harm or inconvenience to any consumer;

(iii) Not disclose or use any Nonpublic Personal Information except to perform its obligations under this Agreement, or as otherwise permitted by the Privacy Regulation and other applicable laws;

(iv) Not make any changes to its security measures that would increase the risk of any unauthorized access;

(v) Not disclose any Nonpublic Personal Information to any other entity;

(vi) In the event Merchant knows or reasonably believes that there has been any unauthorized access (or attempted unauthorized access) to Nonpublic Personal Information in the possession or control of merchant that compromises (or threatens to compromise) the security, confidentiality or integrity of such Nonpublic Personal Information:

(A) promptly notify SCA of such unauthorized access or attempted unauthorized access;

(B) identify to SCA (at no cost to SCA) what specific Nonpublic Personal Information may have been accessed, including (if applicable) the name and account number of each affected consumer;

(C) take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur; and

(D) take reasonable steps to prohibit further disclosure of Proprietary Information.

18. Customer Solicitations. SCA shall not, except as expressly permitted in this Agreement, send any material, information or documents to any customers without the express prior written consent of the Merchant, except for any materials, information or documents relating solely to the servicing of the Credit Card Accounts, including, but not limited to, collection letters and compliance notifications.

19. Promotional Allowance. On an ongoing basis during each Contract Year, SCA will make available to the Merchant an amount equal to one half percent (0.50%) percent of the prior Contract Year’s net sales volume defined as gross sales less returns (“Promotional Allowance”), such Promotional Allowance to be used specifically by the Merchant toward the marketing of the Program. However, in the present Contract Year which ends on December 2, 2006, SCA agrees to provide the Merchant with a Promotional Allowance of fifteen thousand Dollars ($15,000).  The Merchant understands that it must receive pre-approval of all marketing initiatives and materials contemplated prior to submitting an invoice for reimbursement to SCA.  There will be no carry over of any unused promotional funds at the end of each Contract Year. No more than ten percent (10.0%) of each Contract Year’s Promotional Allowance may be used to offset the cost of print advertisements, including, but not limited to, newspaper advertisements, newspaper inserts, catalogs and the like. Merchant represents and warrants that is shall abide by the promotional guidelines provided by SCA, as amended from time to time.

20. Merchant Marks. Merchant grants to SCA the right, license and privilege to use Merchant’s trademarks, retail marks and service marks (“Merchant Marks”) on Program materials, specifically including, but not limited to, application forms, periodic statements and other Program related communications, as determined by SCA in its commercially reasonable discretion. SCA shall use the Merchant Marks solely in the forms and formats approved by Merchant prior to any such use.

21. Governing Law; Jurisdiction/Venue; Waiver of Jury Trial.

(a)  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New Jersey. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, such controversy, claim or dispute shall be resolved in a state or federal court of the States of New Jersey, and the parties hereby irrevocably consent to the jurisdiction and venue of such courts.

(b) Merchant and SCA voluntarily and irrevocably consent and agree that all claims for any special, consequential, incidental, indirect, punitive or exemplary damages arising out of or relating to this Agreement, or for the other’s attorneys’ fees, are waived.

(c) MERCHANT AND SCA HEREBY VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING

PURSUANT TO THE TRANSACTIONS, PAST, PRESENT AND FUTURE, UNDER THIS AGREEMENT.

22. Restrictions on Assignment. This Agreement is not assignable by either party without the prior written approval of the other party. In the event of an acquisition of Merchant or a majority of its assets by merger, consolidation, asset purchase or the like, SCA shall use its best efforts to reach an agreement for the continuation of the Program with the acquirer. It is understood that on July 14, 2006, the Merchant completed a reverse acquisition with Simplagene USA, Inc.

23. Limited Invalidity. The fact that any clause or paragraph in this Agreement may be determined to be unconstitutional, illegal, or otherwise ineffective shall in no way affect any other clause or paragraph of this Agreement, which shall remain in full legal force and effect.

24. Verifications of Sales. SCA may, without notice, make test verifications of Merchant’s sales under Credit Card Accounts. The test verification will be carried out by means of a letter sent to the account holders asking them to confirm the sale.

25. Capacity; Authority; Validity. Merchant represents and warrants that it has all necessary corporate power and authority to enter into this Agreement and that consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement, when executed, constitutes the valid and binding obligation of Merchant, enforceable in accordance with its terms. Neither execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Merchant is a party or by which it is bound, (ii) violate the articles of incorporation or bylaws or any other equivalent organizational document of Merchant, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Merchant is a party or by which it is bound or to which it is subject, or (iv) require the consent or approval of any other party to any material contract to which Merchant is a party.

26. Notices. All notices and other communications required or permitted to be given to a party pursuant to this Agreement shall be in writing, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (iii) on the business day after being sent by overnight courier service which utilizes a written form of receipt for next day or next business day delivery, or (iv) two (2) business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth on the first page of this Agreement; provided that a party hereto may change its address for receiving notice by the proper giving of notice hereunder. In addition, copies of all notices sent to SCA shall also be provided to TD Banknorth Legal Department, 1000 MacArthur Blvd., Mahwah, New Jersey 07430.

27. Waiver. Waiver by either party of any breach of this Agreement, or of any portion or provisions thereof, shall not be construed as a waiver of any subsequent or other breach; nor shall failure of either party to exercise any right, remedy, privilege or option granted to it under this Agreement operate as a waiver thereof or give rise to any estoppel in favor of the other party. No waiver by either party shall be effective unless it is a duly authorized and signed writing, and then only to the extent specifically stated. All rights, remedies, and privileges of either party under this Agreement are cumulative and not alternative and may be exercised concurrently or seriatim, and are in addition to and not in lieu of any and all rights and remedies of either party at law, in equity, under statute, or otherwise.

28.  Indemnification. SCA and Merchant agree to defend, indemnify and hold harmless the other from any actual damages that may arise for all actual or alleged violations of any local, state or federal consumer protection law or regulation by virtue of the other’s alleged acts or omissions which occur after the effective date of this Agreement.

29.  Entire Agreement. This Agreement incorporates the entire understanding of the parties and supersedes any and all existing agreements, whether written or oral, with respect to the subject matter hereof, and no representation, warranty or agreement not set forth herein or in a writing delivered pursuant hereto shall be binding on either party.

30.  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

31.  Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing duly executed by both parties.

32.  Further Assurances. On and after the date hereof, each party shall, at the other party’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

New Colorado Prime Holdings, Inc.  Shoppers Charge Accounts Co.,
D/B/A Colorado Prime Foods and       a division of TD Banknorth, N.A.
DineWise

BY: /s/Thomas McNeill      BY: /s/Thomas R. Nelson
Name: Thomas McNeill      Name: Thomas R. Nelson

Title: VP-CFO      Title: Division President